EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS’ URACYST® THE SUBJECT OF POSITIVE PRESENTATION AT MAJOR UROLOGY CONFERENCE

LONDON, ONTARIO – OCTOBER 15, 2009 - Stellar Pharmaceuticals Inc. ("Stellar" or "the Company") (OTCBB:SLXCF.OB), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced today that one of it’s lead products, Uracyst® (sterile sodium chondroitin sulfate solution, 2%) for the treatment of interstitial cystitis/ painful bladder syndrome (“IC/PBS”), was the subject of a positive presentation given by world-renowned urologist and researcher, Dr. J. Curtis Nickel, at the Northeastern Section of the American Urology Association (“AUA”) Meeting held October 7 – 11, 2009 in Montreal, Quebec, Canada.

Dr. Curtis Nickel has been a member of the Department of Urology at Queen's University since 1984 and was promoted to full professor in 1994.  His research has focused on inflammatory diseases of the urinary tract and benign diseases of the prostate gland.  He has written more than 400 scientific papers, reviews, chapters, and books on these subjects. Dr. Nickel participates — as organizer, chairman, invited lecturer, or visiting professor — in many local, national and international university and CME events and has given invited lectures in over 35 countries.

During his presentation at AUA, Dr. Nickel discussed the results from two studies of Uracyst® – one a real life clinical practice study, and the other, a small pilot randomized placebo controlled study.  He said, “The results of both trials suggest that intravesical chondroitin sulfate improves symptoms in patients with IC/PBS.  A larger multi-centre placebo controlled study is now underway in the United States which hopefully will confirm our preliminary findings."

Peter Riehl, Stellar’s President & CEO, stated, “We believe these results, while subject to confirmation in the larger clinical study, point to Uracyst® as being one of the most effective treatments for IC/PBS   - a very debilitating disease that is difficult for physicians to effectively treat.  In the real-life clinical practice study, 60.4% of the patients were classified as responders after 10 instillations.  In the pilot study, approximately twice as many of those patients treated with Uracyst® reported a clinically significant benefit as compared to those patients receiving a control treatment.”

“We continue to be very encouraged by the consistency of the Uracyst® treatment results across studies, researchers and even continents," continued Mr. Riehl.  "In countries where Uracyst is already approved, urologists have the opportunity to witness first-hand the positive difference that the treatment makes in patient quality of life.  Now, as the clinical evidence of Uracyst’s efficacy continues to mount through the research efforts of thought leaders like Dr. Nickel, we are confident that awareness and acceptance of the treatment amongst American urologists will lead to rapid adoption of the product once it achieves U.S. Food and Drug Administration approval.”

About Uracyst

It is believed that over 70% of IC/PBS patients have defects in their bladder glycosaminoglycan layers. The glycosaminoglycan (“GAG”) is a mucosa lining of the bladder that acts as a protective barrier against irritants and toxins in the urine and defends against bacterial adherence. When the GAG is damaged, these irritants and toxins in the urine seep through, causing an irritation to the bladder wall.

This results in increased frequency and urgency to void (up to 60 times a day), plus many of these patients also experience severe pelvic pain. These symptoms can be debilitating and have a serious impact on a patients quality of life.

Chondroitin sulfate (ChS) is believed to be the major proteoglycan responsible for the GAG barrier function. Uracyst® was developed to replenish this defect. Uracyst® 2% (400 mg) ChS dose has been shown to be the ideal dosage to saturation the bladder, thus restoring the barrier function. Instilled fluid volume of Uracyst® 20 mL also allows patients to retain the treatment in the bladder for a longer period of time thus a better uptake of the delivered dosage and a faster onset of symptomatic relief. Uracyst® is also one of the most cost effective treatments for these patients. Combine treatment efficacy with the most cost effective therapy and it becomes understandable why Uracyst® is becoming the product of choice in treating IC/PBS.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact

Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

- or -	Media Contact

Arnold Tenney	Leonard Zehr
Chairman	Managing Director
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(416) 587-3200	(905) 690-2400 ext. 41
email - len@kilmerlucas.com